Exhibit 99.1

AmCOMP Reports Fourth Quarter and Fiscal Year 2007 Results

North Palm Beach, FL, February 28, 2008 - AmCOMP Incorporated (Nasdaq: AMCP) today announced results for the fourth quarter and year ended December 31, 2007.

Full Year 2007 Results:

For the year ended December 31, 2007, net income increased 13.7% to $18.8 million, or $1.20 per diluted share, compared to net income of $16.6 million, or $1.11 per diluted share, for the year ended December 31, 2006.  Weighted average diluted shares outstanding were 15,656,000 in 2007 compared to 14,931,000 in 2006. Total annual revenue decreased 12.3% to $249.1 million in 2007 compared to $283.9 million in the prior year.

The net combined ratio for the year ended December 31, 2007, improved to 93.8% from 95.8% for the same period in 2006.  Loss and loss adjustment expenses for the year ended December 31, 2007, were $126.6 million versus $163.7 million in the same period in 2006.  Total underwriting expenses for the year were $77.2 million in 2007 compared to $81.7 million in the prior year.

Fourth Quarter 2007 Results:

For the fourth quarter of 2007, net income was $2.4 million, or $0.16 per diluted share, compared to net income of $1.3 million, or $0.08 per diluted share, for the same period in 2006.  Weighted average diluted shares outstanding for the fourth quarter of 2007 were 15,355,000 compared to 15,637,000 for the fourth quarter of 2006. Total revenue for the fourth quarter of 2007 was $61.9 million versus $68.7 million in the comparable period in 2006.

The net combined ratio for the fourth quarter improved to 99.1% compared to 103.7% for the same period in 2006.  Loss and loss adjustment expenses for the fourth quarter 2006 were $33.7 million versus $44.4 million in the same period in 2006.  Total underwriting expenses for the fourth quarter were $19.8 million compared to $20.0 million in the prior year period.

Book value per outstanding share was $10.35 at December 31, 2007, up 17.1% for the year compared to a book value per outstanding share of $8.84 as of December 31, 2006.  AmCOMP’s return on equity was 12.7% at year end 2007.

Commenting on the Company’s 2007 financial results, Fred R. Lowe, AmCOMP’s President and Chief Executive Officer, said:  “We are pleased with the bottom line results we achieved in the fourth quarter and overall for the 2007 fiscal year.  Our earnings were strong and reflect our commitment to maintaining underwriting profitability and a solid balance sheet.  We continued to see excellent development patterns in our paid and incurred losses, as we released reserve redundancies of $5.8 million in the fourth quarter and $36.5 million for the year, resulting from favorable loss development.

“The insurance industry environment is likely to remain challenging in 2008. In response to this difficult environment, which is adversely affecting our efforts to grow our top-line premium, we are focusing our marketing plans on entering new contiguous states, appointing new agencies and working hard to maintain our current agency partnerships while further diversifying our mix of business. At the same time, we continue to concentrate on containing our costs while sustaining our market leadership in customer service as well as sharing resources across our regions and consolidating tactical processes.  We believe our continued investment in technology will make it easier to do business with us, reduce our expenses and improve our operating efficiencies.”

Mr. Lowe continued, “During the past year we took a number of steps to enhance shareholder value, including buying back approximately 3.7% of our shares outstanding and entering into a definitive agreement to be acquired by EMPLOYERS Holdings, Inc. The purchase price of $12.50 per share represents a premium of approximately 44% over the $8.68 closing share price of our stock on January 9, 2008, and provides an excellent return on the investments of our stockholders.  The transaction also gives our agents and underwriters’ access to new geographical territories in the small business workers’ compensation market as well as paper currently rated A- by A.M. Best.  With the closing of the transaction, we believe we will have delivered value to our stockholders, producers and employees.  We appreciate the hard work of our nearly 500 team members, and the strong support and leadership of our Board of Directors for these value-enhancing initiatives.”

Previously Announced Definitive Agreement

On January 10, 2008, AmCOMP announced that it signed a definitive agreement to be acquired by EMPLOYERS Holdings, Inc. (“EMPLOYERS®”) (NYSE: EIG), a leading provider of workers’ compensation insurance to small U.S. businesses.  Under the terms of the agreement, EMPLOYERS will acquire 100% of AmCOMP’s outstanding stock and its subsidiaries for approximately $194 million in cash, or $12.50 per share of common stock. The transaction, which is subject to regulatory approvals by the Florida Office of Insurance Regulation, approval by AmCOMP stockholders and customary conditions of closing, is expected to be completed by the end of the second quarter of 2008.

About AmCOMP

With roots dating back to 1982, AmCOMP Incorporated is an insurance holding company whose wholly owned subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are mono-line workers' compensation insurers with products that focus on value-added services to policyholders. Currently marketing insurance policies in 17 core states and targeting small to mid-sized employers in a variety of industries, AmCOMP distributes its products through independent agencies.

Conference Call

The Company will host a conference call on Friday, February 29, 2008, at 8:00 AM ET; the conference call is available via webcast on the Company's website and can be accessed by visiting http://ir.amcomp.com/eventdetail.cfm?eventid=51147. The dial-in number for the conference call is 719-325-4939.  Please call at least five minutes before the scheduled start time.

There will be an audio replay of the call, which will be available starting 11:00 AM ET through 11:59 PM ET, Sunday, March 2, 2008, and may be accessed by calling 888-203-1112 and using the pass code 4010423.  The conference call webcast will be available on the Company’s website for 60 days.

Forward-looking Statements

Statements made in this press release, including those about the Company’s financial condition and results of operations and about its future plans and objectives that are not based on historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The words “believe,” “expect,” “plans,” “intend,” “project,” “estimate,” “may,” “should,” “will,” “continue,” “potential,” “forecast” and “anticipate” and similar expressions identify forward-looking statements. Any such statements involve known and unknown risks, uncertainties and other factors, including those set forth under the heading “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Such factors may cause AmCOMP’s actual performance, condition and achievements to be materially different than any future performance, condition and achievement discussed in this press release. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by these cautionary statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In connection with the proposed transaction, the Company filed a preliminary proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission’s web site at www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company, Attention: George E. Harris, Secretary, AmCOMP Incorporated, 701 U.S. Highway One, North Palm Beach, Florida 33408, Telephone: (561) 840-7171.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction.  Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the definitive proxy statement relating to the transaction when it becomes available.

Set forth in the tables below are summary results of operations for the three month and twelve month periods ended December 31, 2007 and 2006, as well as selected balance sheet data as of December 31, 2007 and 2006.  The following information is preliminary and unaudited and is subject to change until final results are publicly distributed. The Company currently expects to file its audited consolidated financial statements with the Securities and Exchange Commission as part of its annual report on Form 10-K in a timely fashion on or before March 15, 2008.

Contacts:

Kumar Gursahaney
Chief Financial Officer
561-840-7171 ext. 11700

Gale A. Blackburn
Vice President of Investor Relations
561-840-7171 ext. 11586

AmCOMP Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts and ratios)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Statement of Operations Data:
Revenue:
Net premiums earned	$56,648	$63,991	$229,349	$266,456
Net investment income	5,202	4,682	20,102	17,461
Net realized investment loss	(6)	(13)	(473)	(307)
Other income	24	88	127	333
Total revenue	61,868	68,748	249,105	283,943
Expenses:
Losses and loss adjustment expenses	33,663	44,434	126,562	163,670
Policy acquisition expenses	10,456	15,015	41,180	49,547
Underwriting and other expenses	9,323	4,998	36,014	32,175
Dividends to policyholders	2,687	1,915	11,334	9,926
Interest expense	940	1,190	3,717	3,807
Total expenses	57,069	67,552	218,807	259,125

Income before income taxes	4,799	1,196	30,298	24,818
Income tax expense (benefit)	2,386	(60)	11,462	8,256
Net income	$2,413	$1,256	$18,836	$16,562

Operating Data:
Direct premiums written	$45,780	$53,448	$220,565	$266,827
Gross premiums written	46,780	54,589	225,545	273,713
Net premiums written	45,122	52,796	221,084	264,788
Per Share Data:
Earnings per share
Basic	$0.16	$0.08	$1.20	$1.15
Diluted	0.16	0.08	1.20	1.11
Weighted average common shares outstanding
Basic	15,348	15,596	15,647	14,452
Diluted	15,355	15,637	15,656	14,931
Selected Insurance Ratios:
Net loss ratio[1]	59.4%	69.4%	55.2%	61.4%
Net policy acquisition expense ratio[2]	18.5%	23.5%	18.0%	18.6%
Underwriting and other expense ratio[3]	16.5%	7.8%	15.7%	12.1%
Net combined ratio, excluding policyholder dividends[4]	94.4%	100.7%	88.9%	92.1%
Dividend ratio[5]	4.7%	3.0%	4.9%	3.7%
Net combined ratio, including policyholder dividends[6]	99.1%	103.7%	93.8%	95.8%

1 Losses and loss adjustment expenses divided by net premiums earned, after the effects of reinsurance
2 Net policy acquisition expenses divided by net premiums earned
3 Underwriting and other expenses divided by net premiums earned
4 Sum of ratios computed in footnotes 1, 2 and 3
5 Dividends to policyholders divided by net premiums earned
6 Sum of ratios computed in footnotes 1, 2, 3 and 5

AmCOMP Incorporated and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)
	December 31,	December 31,
	2007	2006
Assets:
Cash and investments	$454,199	$436,775
Premiums receivable – net	88,486	106,270
Reinsurance recoverables	67,807	75,360
Deferred policy acquisition costs	19,116	20,749
Deferred income taxes – net	19,889	21,613
Other assets	19,666	23,730
Total Assets	$669,163	$684,497

Liabilities and stockholders’ equity:
Unpaid losses and loss adjustment expenses	$324,224	$334,363
Unearned and advance premiums	102,672	115,218
Notes payable	36,464	38,250
Other liabilities	47,626	57,378
Total liabilities	$510,986	$545,209
Total stockholders’ equity	158,177	139,288
Total Liabilities and stockholders’ equity	$669,163	$684,497

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